UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

The Carlyle Group L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.	20004-2505
(Address of Principal Executive Offices)	(Zip Code)

(202) 729-5626

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

The Carlyle Group L.P. (together with its consolidated subsidiaries, the “Partnership”) has reached settlements with investors in two commodities investment vehicles managed by an affiliate of the Partnership, thereby fully resolving investor claims relating to the matters described below. With these settlements, the Partnership completes the exit of the commodities investment advisory business and other hedge fund investment advisory businesses that it had acquired from 2010 to 2014.

As previously disclosed, a hedge fund and two commodities investment vehicles managed by an affiliate of the Partnership invested over $400 million in petroleum commodities that the Partnership believes were misappropriated by third parties outside the U.S. As previously disclosed, the Partnership settled all claims related to the hedge fund in December 2016. On June 30, 2017, and July 3, 2017, the Partnership entered into settlement and purchase agreements that fully resolve all claims with investors in the two commodities investment vehicles. The Partnership is currently pursuing various efforts to recover reimbursement, including claims under insurance policies and claims against parties believed to have been involved in the misappropriation of commodities, but the amount and timing of any recovery is uncertain. Net of previously recorded reserves, the Partnership expects to record in connection with the settlements a charge not exceeding $60 million in the second quarter of 2017, with the actual amount recorded anticipated to be reduced by reimbursement from various sources of recovery.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C., its general partner

Date: July 6, 2017	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel